Exhibit 1.1

[REVISED
Supersedes version dated June 7, 2010

August __, 2010

Mr. Robert Lee Johnson
Chairman; President and Chief Executive Officer
First Charter, MHC
Charter Financial Corporation
1233 O.G. Skinner Drive
West Point, GA 31833

Re:	Incremental Stock Offering -- Advisory. Administrative and Marketing Services

Dear Mr. Johnson:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Stifel Nicolaus and Charter Financial Corporation (the “Company”) and First Charter, MHC (the “MHC”) in connection with an incremental offering of common stock of the Company which is issued and outstanding and currently held by the MHC (the “incremental stock offering”).

1.           BACKGROUND ON STIFEL NICOLAUS

Stifel Nicolaus is a full service brokerage and investment banking firm established in 1890. Stifel Nicolaus is a registered broker-dealer with the Securities and Exchange Commission (“SEC”), and is a member of the New York Stock Exchange, Inc., Financial Industry Regulatory Authority (“FINRA”), the Securities Industry and Financial Markets Association and the Securities Investor Protection Corporation. Stifel Nicolaus has built a national reputation as a leading full service investment bank to both public and private financial institutions.

2.           INCREMENTAL STOCK OFFERING

The Company has approved a Stock Issuance Plan whereby the Company will sell shares of common stock of the Company held by the MHC in a subscription offering with any remaining shares sold in a concurrent community offering and a syndicated community offering.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

As part of the incremental stock offering, the Company will cancel and retire such number of shares of common stock of the Company owned by the MHC that is equal to the number of shares issued by the Company so that the total outstanding shares of the Company remains unchanged but the MHC’s interest in the Company will be reduced.

As part of the offering, upon request by the Company, Stifel Nicolaus will endeavor to identify from one or more investors who would be introduced to the Company and potentially buy shares of the incremental stock offering. These investors would be identified and arranged by Stifel Nicolaus and known as “Identified Investors”. With regard to an incremental stock offering, Stifel Nicolaus proposes to act as financial advisor to the Company with respect to the Plan and marketing agent with respect to the subscription and community offering.  Moreover, the parties acknowledge that the Company may undertake an incremental offering and soon thereafter pursue a second step offering. In connection therewith, the Company grants to Stifel Nicolaus a 2 year right of first refusal to serve, on terms consistent with this letter, as financial advisor and marketing agent to Charter for a second step offering.  This right of first refusal is contingent upon the completion of the incremental offering. As it pertains to a second step stock offering, Stifel Nicolaus proposes to act as conversion advisor to the Company and the MHC with respect to the Conversion and offering and as marketing agent with respect to the offering.

Specific terms of services shall be set forth in an agency agreement, in the case of the subscription and community offering and a syndicated community offering (together, the “Definitive Agreement”) between Stifel Nicolaus and the Company. The Definitive Agreement will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all to be mutually agreed upon by Stifel Nicolaus and the Company.

In addition, for purposes of this Agreement:

“Common Stock ” means shares of common stock of the Company currently held by the MHC.

“Offering” means, for either an incremental stock offering or a second step stock offering , the sale of Common Stock in a subscription offering with any remaining shares sold in a concurrent community offering and any syndicated community offering.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

3.           SERVICES TO BE PROVIDED BY STIFEL NICOLAUS

Stifel Nicolaus will provide and coordinate certain advisory, administrative and marketing services in connection with the Offering.

a.           Advisory Services - Stifel Nicolaus will work with the Company and its counsel to evaluate financial, marketing and regulatory issues.

Our advisory services include:
-	Advise with respect to business planning issues in preparation for a public offering;
-	Advise with respect to the choice of charter and form of organization;
-	Review and advise with respect to the Plan (e.g. sizes of benefit plan purchases; maximum purchase limits for investors);
-	Review and provide input with respect to the business plan to be prepared in connection with the Offering;
-	Discuss the appraisal process and analyze the appraisal with the Board of Directors and management;
-	Participate in drafting the offering disclosure documents and any proxy materials, and assist in obtaining all requisite regulatory approvals;
-	Develop a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;
-
Stifel Nicolaus will work with the Company to provide specifications and assistance (including recommendations) in selecting certain other professionals that will perform functions in connection with the Offering process. Fees and expenses of financial printers, transfer agent and other service providers will be borne by the Company, subject to agreements between the Company and the service providers;

-	Develop a depositor proxy solicitation plan;
-	Advise/Assist through the planning process and organization of the Stock Information Center (the “Center”);
-	Develop a layout for the Center, where stock order processing and depositor vote solicitation occur;
-	Provide a list of equipment, staff and supplies needed for the Center;
-
Draft marketing materials including press releases, letters, stock order form, advertisements, and informational brochures. If a community meeting or “road show” is anticipated, we will help draft the presentation; and

-
After consulting with management, determine whether and when to conduct a syndicated community offering through assembling a group of selected broker/dealers (including Stifel Nicolaus) to sell stock remaining after the community offering, on a best-effort basis.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

b.           Administrative Services and Stock Information Center Management - Stifel Nicolaus will manage substantially all aspects of the Offering and depositor vote processes. The Center centralizes all data and work effort relating to the Offering.

Our administrative services include the following:
-	Provide experienced on-site Stifel Nicolaus FINRA registered representatives to manage and supervise the Center;
-	Administer the Center. All substantive investor related matters will be handled by employees of Stifel Nicolaus;
-	Train and supervise Center staff assisting with order processing;
-	Prepare procedures for processing stock orders and cash, and for handling requests for information;
-	Educate the Company’s directors, officers and employees about the Offering, their roles and relevant Securities laws;
-	Educate branch managers and customer-contact employees on the proper response to stock purchase inquiries;
-	Prepare daily sales reports for management and ensure funds received balance to such reports;
-	Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;
-	Coordinate with the Company’s stock exchange and the Depository Trust Company to ensure a smooth closing and orderly stock trading;
-	Design and implement procedures for facilitating orders within IRA and Keogh accounts; and
-	Provide post-offering subscriber assistance and management of the pro-ration process, in the event orders exceed shares available in the Offering.

c.           Securities Marketing Services - Stifel Nicolaus uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, assembling a selling group of broker dealers for a syndicated community offering.

Our securities marketing services include:
-	Recommend a group of investors for the Bank to meet with as potential Identified I nvestors ;
-	Negotiate investment terms with potential Identified I nvestors ;
-	The Stifel Nicolaus registered representatives at the Center will seek to manage the sales function and, if applicable, will solicit orders from the prospects described above;

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

-	Respond to investment-related and other questions regarding information in the Offering disclosure documents provided to potential investors;
-	If the sales plan calls for community meetings, participate in them;
-	Continually advise management on market conditions and the customers/community’s responsiveness to the Offering;
-
In case of a best-efforts syndicated community offering, manage the selling group.  We will prepare broker “fact sheets” and arrange “road shows” for the purpose of generating interest in the stock and informing the brokerage community of-the particulars of the Offering; and

-	Coordinate efforts to maximize after-market support and Company sponsorship.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

4.           COMPENSATION

For its services hereunder, the Company will pay to Stifel Nicolaus the following compensation:
a.
An advisory and administrative fee of $50,000 in connection with the advisory and administrative services; the administrative and advisory fee shall be payable as follows: $25,000 upon signing this Agreement and $25,000 upon the initial filing of the Registration Statement (such sums having been previously paid).

b.
A fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the subscription and community offerings. A fee of six percent (6.0%) of aggregate dollar amount of Common Stock sold to any I dentified Investors whose names have been provided to the Company prior to the commencement of the Offering in the subscription and community offering. No fee shall be payable pursuant to this subsection in connection with the sale of stock to the Company’s charitable foundation, officers, directors, employees or immediate family of such persons (“Insiders”) and qualified and non-qualified employee benefit plans of the Company or the Insiders. “Immediate family” includes spouse, parents, siblings and children who live in the same house as the officer, director, or employee. Excluding fees associated with sales to Identified Investors, the total fees due pursuant to this subsection shall be subject to a minimum fee of $125,000.

c.
For stock sold by a group of selected dealers (including Stifel Nicolaus) pursuant to a syndicated community offering solely managed by Stifel Nicolaus (the “Selling Group”), a fee equal to one percent (1.00%) of the aggregate dollar amount of Common Stock sold in the syndicated community offering, which fee paid to Stifel Nicolaus, along with the fee payable directly by the Company to Stifel Nicolaus and other selected dealers for their sales shall not exceed six percent (6.00%) of the aggregate dollar amount of Common Stock sold, provided Stifel Nicolaus will endeavor to further limit the aggregate fees to be paid by the Company under any such selected dealers’ agreement to an amount competitive with gross underwriting discounts charged at such time. In consultation with Stifel Nicolaus, the Company will determine which FINRA member firms will serve as co-managers of the Syndicated Community Offering or otherwise participate in the Selling Group and the extent of their participation. Stifel Nicolaus will not commence sales of the Common Stock through the Selling Group without the specific prior approval of the Company.

d.
If, pursuant to a resolicitation of subscribers undertaken by the Company, Stifel Nicolaus is required to provide significant additional services, the additional compensation due will not exceed $50,000.

The above compensation, less the amount of advance payments described in subparagraph a., is to be paid to Stifel Nicolaus at the closing of the Offering.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

If (i) the Plan is abandoned or terminated by the Company and the MHC; (ii) the Offering is not consummated by March 31, 2011; (iii) Stifel Nicolaus terminates this relationship because there has been a material adverse change in the financial condition or operations of the Company since March 31, 2010; or (iv) immediately prior to commencement of the Offering, Stifel Nicolaus terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the offering document or other disclosure documents or market conditions exist which might render the sale of the Common Stock inadvisable; Stifel Nicolaus shall not be entitled to the compensation set forth in subparagraph 4.b through 4.d above, but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 8 below, Stifel Nicolaus shall be entitled to retain its fee in subparagraph 4.a above for its conversion and proxy solicitation advisory and administrative services.

5.           LOCK-UP PERIOD

The Company shall cause each director and officer of the Company to agree not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock during the period commencing with the filing of a Registration Statement for the Offering and ending 90 days after completion of the Offering without Stifel Nicolaus’ prior written consent. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices or securities issued in connection with a merger or acquisition by the Company, the Company shall agree not to issue, offer to sell or sell any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock without Stifel Nicolaus’ prior written consent for a period of 90 days after Completion of the Offering.

6.           MARKET MAKING

Stifel Nicolaus agrees to use its best efforts to maintain a market after the Offering and to solicit other broker-dealers to make a market in the Common Stock at the conclusion of the Offering.

7.           DOCUMENTS AND INFORMATION TO BE SUPPLIED

The Company and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to tine, the information to be contained in the Company’s applications to banking and securities regulators and any related exhibits thereto. In this regard, the Company and its counsel will prepare offering documents relating to the, offering of the Common Stock in conformance with applicable rules and regulations. As the Company’s financial advisor, Stifel Nicolaus will, in conjunction with its counsel, conduct an examination of the relevant documents and records of the Company and will make such other reasonable investigations as deemed necessary and appropriate under the circumstances. The Company agrees to make all documents, records and other information deemed necessary by Stifel Nicolaus, or its counsel, available to them upon reasonable notice. Stifel Nicolaus’ counsel will prepare, subject to the approval of Company’s counsel, the Definitive Agreement. Stifel Nicolaus’ counsel will be selected by Stifel Nicolaus.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

8.           EXPENSES AND REIMBURSEMENT

The Company will bear all of its expenses in connection with the Offering of Common Stock including, but not limited to: appraisal and business plan preparation; the Company’s attorney fees; SEC and FINRA filing fees; “blue sky” legal fees and state filing fees; fees and expenses of service providers such as transfer agent, information/data processing agent, financial and stock certificate printers, auditors and accountants; advertising; postage; “road show” and other syndicated community and publicly underwritten offering costs; and all costs of operating the Stock Information Center, including hiring temporary personnel, if necessary. In the event Stifel Nicolaus incurs such expenses on behalf of the Company, the Company shall reimburse Stifel Nicolaus for such reasonable fees and expenses regardless of whether the Offering is successfully completed. Stifel Nicolaus will not incur any single expense of more than $1,000, pursuant to this paragraph without the prior approval of the Company.

The Company also agrees to reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Stifel Nicolaus in connection with the services contemplated hereunder.  In the subscription, community offering and syndicated community offering, Stifel Nicolaus will not incur legal fees in excess of $100,000, excluding the reasonable out-of-pocket expenses of counsel not to exceed $10,000.  Stifel Nicolaus will not incur actual accountable reimbursable out-of-pocket expenses reasonably incurred in excess of $30,000 in the subscription and community offering and in excess of $50,000 in the syndicated community offering.  The parties acknowledge, however, that such cap may be increased by the mutual consent of the Company and Stifel Nicolaus, including in the event of a material delay in the Offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering document; provided that under such circumstances, Stifel Nicolaus will not incur any additional accountable reimbursable out-of-pocket expenses in excess of $10,000 or additional reimbursable legal fees in excess of $25,000 and that the aggregate of all reimbursable expenses and legal fees shall not exceed $225,000.  Not later than two days before closing, Stifel Nicolaus will provide the Company with a detailed accounting of all reimbursable expenses of Stifel Nicolaus and its counsel to be paid at closing.

9.           BLUE SKY

To the extent required by applicable state law, Stifel Nicolaus and the Company must obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and FINRA policies. The cost of such legal work and related state filing fees will be paid by the Company to the law firm furnishing such legal work. The Company will instruct the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Stifel Nicolaus’ participation therein and shall furnish Stifel Nicolaus a copy thereof, regarding which such counsel shall state Stifel Nicolaus may rely.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

10.           INFORMATION AGENT SERVICES

Pursuant to a separate agreement by and between the Company and Stifel Nicolaus and in connection with the subscription offering, Stifel Nicolaus shall serve as information agent for the Company.

11.           INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Company also agrees to defend, indemnify and hold harmless Stifel Nicolaus and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorney fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Stifel Nicolaus’ own bad faith, willful misconduct or gross negligence.

12.           CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the offering document, all information given to Stifel Nicolaus by the Company, unless publicly available or otherwise available to Stifel Nicolaus without restriction to breach of any confidentiality agreement (“Confidential Information”), will be held by Stifel Nicolaus in confidence and will not be disclosed to anyone other than Stifel Nicolaus’ agents without the Company’s prior approval or used for any purpose other than those referred to in this engagement letter. Upon the termination of its engagement, Stifel Nicolaus, at the request of the Company, will promptly deliver to the Company all materials specifically produced for it and will return to the Company all Confidential Information provided to Stifel Nicolaus during the course of its engagement hereunder.

13.           FINRA MATTERS

Stifel Nicolaus has an obligation to file certain documents and to make certain representations to the Financial Industry Regulatory Authority in connection with the Offering. The Company agrees to cooperate with Stifel Nicolaus and provide such information as may be necessary for Stifel Nicolaus to comply with all FINRA requirements applicable to its participation in the Offering. Stifel Nicolaus is and will remain through completion of the Offering a member in a good standing of the FINRA and will comply with all applicable FINRA requirements.

14.           OBLIGATIONS

Except as set forth below, this engagement letter is merely a statement of intent. While Stifel Nicolaus and the Company agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between Stifel Nicolaus and the Company shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 8 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 11 regarding indemnification; (iv) those set forth in paragraph 12 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

The obligation of Stifel Nicolaus to enter into the Definitive Agreement shall be subject to there being, in Stifel Nicolaus’ opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Company; (ii) satisfactory disclosure of all relevant information in the offering disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) receipt of a “comfort letter” from the Company’s accountants containing no material exceptions; (iv) no market conditions exist which might render the sale of the shares by the Company hereby contemplated inadvisable; (v) agreement that the price established by the independent appraiser is reasonable in the then-prevailing market conditions, and (vi) approval of Stifel Nicolaus’ internal Commitment Committee.

15.           INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Company acknowledges and agrees that it is a sophisticated business enterprise and that Stifel Nicolaus has been retained pursuant to this engagement letter to act as financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, Stifel Nicolaus will act as an independent contractor, and any duties of Stifel Nicolaus arising out of this engagement pursuant to this letter shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

16.           ADVERTISEMENTS

The Company agrees that, following the closing or consummation of the Offering, Stifel Nicolaus has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the Offering. In addition, the Company agrees to include in any press release or public announcement announcing the Offering a reference to Stifel Nicolaus’ role as financial advisor, selling agent and book-running manager with respect to the Offering, provided that the Company will submit a copy of any such press release or public announcement to Stifel Nicolaus for its prior approval, which approval shall not be unreasonably withheld or delayed.

17.           GOVERNING LAW

This engagement letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute here under shall be brought in a court in the State of New York.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

18.           WAIVER OF TRIAL BY JURY

BOTH STIFEL NICOLAUS AND THE COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Mr. Robert Lee Johnson
Charter Financial, MHC
Charter Financial Corporation

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $25,000. We look forward to working with you.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

BY:	/s/ Ben A. Plotkin
Ben A. Plotkin
Executive Vice President

Accepted and Agreed to This __ Day of ____, 2010

FIRST CHARTER, MHC

BY:
Robert Lee Johnson
Chairman, President and Chief Executive Officer

CHARTER FINANCIAL CORPORATION

BY:
Robert Lee Johnson
President and Chief Executive Officer

Accepted and Agreed to This __ Day of ____, 2010